Exhibit 23.5

TBPE REGISTERED ENGINEERING FIRM F-1580
633 SEVENTEENTH STREET, SUITE 1700	DENVER, COLORADO 80202	(303) 339-8110

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the use by SandRidge Energy, Inc. (the “Company”), of our name and to the inclusion of information taken from the reports listed below in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission on or about March 7, 2024, as well as to the incorporation by reference thereof into the Company’s Registration Statement on Form S-8 (File No. 333-214383) and Form S-3 (File No. 333-266522), including any amendments thereto, in accordance with the requirements of the Securities Act of 1933, as amended:

December 31, 2020, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case
December 31, 2019, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case
December 31, 2018, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case
December 31, 2017, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

RYDER SCOTT COMPANY, L.P.

Denver, Colorado
March 7, 2024

1100 LOUISIANA, SUITE 4600	HOUSTON, TEXAS 77002-5294	TEL (713) 651-9191
SUITE 2800, 350 7TH STREET, S.W.	CALGARY, ALBERTA T2P 3N9	TEL (403) 262-2799